Exhibit 99.1

IA GLOBAL SUBSIDIARY, REX TOKYO, OPENS REGIONAL SALES OFFICE IN TOKYO, JAPAN

BURLINGAME, CA  June 24, 2004/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced the opening of a new sales office for its subsidiary company, Rex Tokyo. The new office, based in the West part of Tokyo, Japan, will be staffed with five new staff, all with experience in the Pachinko market. It is expected that the new sales office will contribute annual sales of $4,000,000 in the first year of operation to Rex Tokyo.

Rex Tokyo also moved its main corporate and sales office to a new location on June 14, 2004, which allows the company more space to expand. Rex Tokyo is a supplier and maintenance contractor of parts to the pachinko and slot machine gaming industry in Japan. They also contract to carry out regular maintenance of the machinery within these stores. Rex Tokyo completed its fiscal year on September 30, 2003, with revenues of approximately $28,000,000.

The company's CEO, Alan Margerison, said, "We are extremely pleased to announce this business expansion project. Rex Tokyo continues to perform strongly in the supply, maintenance and fitting of machinery for the Pachinko and Japanese machine gaming industry, an area which it has shown itself to be a leader."

ABOUT IA GLOBAL INC.

IA Global, Inc. is a public holding company focused on acquiring companies that operate in the entertainment, media and technology areas. Through our 67% equity interest in Fan Club Entertainment Ltd., we provide advertising, merchandising, publishing, website and data management services to Cyberbred Ltd., which manages the fan club in Japan for Marvel Entertainment Inc. and Marvel Characters Inc. We have developed an Internet acceleration product and service and market these products and services through our joint venture company, QuikCAT Australia, in the Australia and New Zealand markets. We also recently acquired a 60.5% equity interest in Rex Tokyo Ltd., a supplier and maintenance contractor of parts to the Pachinko and slot machine gaming industry in Japan.

For further information, contact:
Mark Scott, CFO
IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA. 94010
650-685-2402 (t)
650-685-2404 (f)
scott@iaglobalinc.com
www.iaglobalinc.com

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